Exhibit 4.6

[ON COMPANY LETTERHEAD]

Notice of Offer of 9% Convertible Subordinated Debentures due [MATURITY DATE]

Pursuant to Subscription Rights

[MAILING DATE]

Dear Shareholder:

This notice is being distributed by Community West Bancshares (“Community West”) to all holders of record of its common stock, no par value (the Common Stock”), at the close of business on March 31, 2010 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase 9% Convertible Subordinated Debentures due [MATURITY DATE] (the “Debentures”). The Rights and Debentures are described in the Community West prospectus dated [PROSPECTUS DATE] (the “Prospectus”).  The Rights will expire, if not exercised, at 5:00 p.m., Pacific Time, on [RIGHTS EXP DATE], unless extended in the sole discretion of Community West (as it may be extended, the “Rights Offering Expiration Date”).  As described in the accompanying Prospectus, if you were a shareholder of record on the Record Date, you will receive one Right to subscribe for and to purchase a Debenture in the principal amount of $1,000 for every 1,000 shares of Common Stock, or a fraction thereof, that you held on the Record Date (the “Basic Subscription Privilege”) at a subscription price equal to 100% of the principal amount (the “Subscription Price”).

Debentures are being issued in denominations of $1,000 and integral multiples of $1,000.  You may “round-up” the number of shares of Common Stock owned on the Record Date to 1,000, if you owned less than 1,000 shares on the Record Date, or to the nearest integral of 1,000, if you owned more than 1,000 shares on the Record Date for purposes of determining the principal amount of the Debenture you are entitled to purchase with your Right (the “Rounding-Up Privilege.”)   For example, if you owned 100 shares of Common Stock on the Record Date, the Rounding-Up Privilege entitles you to “round-up” the number of shares of Common Stock to 1,000 and, therefore, your Basic Subscription Privilege entitles you to purchase one Debenture in the principal amount of $1,000.  Similarly, if you held 1,050 shares of Common Stock on the Record Date, the Rounding-Up Privilege entitles you to “round-up” the number of shares of Common Stock to 2,000 and, therefore, your Basic Subscription Privilege entitles you to purchase a Debenture in the principal amount of $2,000.  You can, of course, “round-down” the number of shares of Common Stock to the nearest integral of 1,000 and exercise your Basic Subscription Privilege for a Debenture in like amount.

If you exercise your Basic Subscription Privilege in full including your Rounding-Up Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase additional Debentures that remain unsubscribed for at the expiration of the Rights Offering. If holders exercising their Over-Subscription Privilege subscribe to purchase a greater principal amount of Debentures than is available to be purchased pursuant to the Rights Offering, Community West will allocate the Debentures among shareholders exercising their Over-Subscription Privilege as the Board of Directors of Community West determines in its sole and absolute discretion.    Excess subscription payments will be returned to subscribers without interest.

The Rights are evidenced by non-transferable subscription certificates (the “Subscription Certificates”) and will cease to be exercisable at the close of business on the Rights Offering Expiration Date.

Enclosed are copies of the following documents:  a copy of the Prospectus; your Subscription Certificate; and a return envelope.  In order to exercise your Right, you must complete and sign this Subscription Certificate and return it in the envelope provided together with payment of an amount equal to the Subscription Price of the Debentures for which you have subscribed (including pursuant to the rounding-up privilege and the over-subscription privilege) to Computershare Trust Company, our subscription agent, before 5:00 p.m. pacific time, on [RIGHTS EXP DATE] at the following:

1

Computershare Trust Company, N.A.
By Mail: Computershare Trust Company N.A. Attention: Corporate Actions Community West Bancshares Rights Offering PO Box 43011 Providence, RI 02940-3011	By Express Mail or Overnight Courier: Computershare Trust Company N.A. Attention: Corporate Actions Community West Bancshares Rights Offering 250 Royall Street, Suite V Canton, MA 02021

To timely subscribe for Debentures, we must receive the Subscription Price in full, along with the completed Subscription Certificate before the Rights Offering Expiration Date in the form of:

•	a certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to “Computershare Trust Company, N.A.”; or

•	a personal check payable to “Computershare Trust Company, N.A.” that must have cleared payment.

You cannot revoke the exercise of your Right. Rights not exercised prior to the Rights Offering Expiration Date will expire and thereafter will not be exercisable.

Very Truly Yours,

COMMUNITY WEST BANCSHARES

Additional copies of the enclosed materials may be obtained by contacting us at:

Community West Bancshares
Attn: Mr. Charles G. Baltuskonis
445 Pine Avenue
Goleta, California 93117
Ph:  (805) 692-5821
Fax: (805) 679-6405

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF COMMUNITY WEST BANCSHARES OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF COMMUNITY WEST BANCSHARES WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.